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                                                                     Exhibit 5.6
                          [CORVO ADVOGADOS LETTERHEAD]

                                      Sao Paulo, December 19, 2002.



                                      TO
                                      HERBALIFE INTERNATIONAL, INC.
                                      AND EACH OF THE GUARANTORS OF THE SERIES B
                                      NOTES.

                                      CHADBOURNE & PARKE LLP



Dear Sirs.

                                  We have acted as counsel as to the laws of
Brazil to Herbalife International do Brasil Ltda. (the "COMPANY") in connection with the offer to exchange (the "EXCHANGE OFFER") the 11-3/4% Series B Senior Subordinated Notes due 2010 (the "SERIES B NOTES") issued by Herbalife International, Inc.(the "ISSUER") , for an equal principal amount of the Issuer's outstanding 11-3/4% Series A Senior Subordinated Notes due 2010 (the "SERIES A NOTES"), and in connection with the preparation of the prospectus (the "PROSPECTUS") contained in the registration statement on Form S-4 (the "REGISTRATION STATEMENT (NO. 333-101188)") filed with the Securities and Exchange Commission by the Issuer and the Company for the purpose of registering the Series B Notes and, inter alia, the guarantee by the Company of the Issuer's obligations under the Series B Notes (the "GUARANTEE") under the Securities Act of 1933, as amended.

                                  In connection with this opinion, we have
examined a copy of the Supplemental Indenture, of the Guarantee, and of the Joinder Agreements to the Supplemental Indenture, to the Purchase Agreement and to the Registration Rights Agreement (the "DOCUMENTS"), which were executed on July 31, 2002.
                                  We have also examined originals or copies,
certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such comparable documents of representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                                  In such examinations, we have assumed the
genuineness of all signatures, the authenticity of documents submitted to us and the conformity to original documents of all documents submitted to us as certified,
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conformed, photostatic copies or facsimiles. In addition, we have assumed, without investigation, that each of the Documents is valid and binding on, and enforceable against, all parties thereto other than the Company.

                                  In rendering our opinion, we have relied as to
matters of fact, to the extent we deem necessary and proper, on representations and warranties and other statements as to certain factual matters contained in the Documents, and other certificates of officers and representatives of the Company. We have made no independent investigation as to whether the representations and warranties and other statements in the Documents, certificates referred to herein are accurate or complete.

                                  Based on the foregoing, having regard for such
legal considerations as we deem relevant, and subject to the qualifications and limitations contained herein, it is our opinion that:


            (1) The COMPANY is duly organized, validly existing and in good standing under the laws of Brazil, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and is in good standing in every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

            (2) The COMPANY has all the corporate power and authority to execute, deliver and perform all of its obligations under each of the Documents, and to carry out the transactions contemplated thereby.

            (3) The execution, delivery and performance by the COMPANY of each of the Documents and the consummation by the COMPANY of the transactions contemplated thereby have been duly authorized by all requisite corporate action. Each of the Documents has been duly executed and delivered by the COMPANY.

            (4) No permit, license, registration, authorization, plan, directive, consent, order or approval of any Governmental Authority that has not been obtained or performed and that is not in full force and effect is required to authorize, or is required in connection with, the execution or delivery of any of the Documents, or the enforceability of such Documents against the COMPANY.

            (5) Each of the DOCUMENTS constitutes a valid and binding obligation of the COMPANY enforceable against the COMPANY in accordance with their terms.
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            (6) As far as the obligations of the COMPANY in each of the
DOCUMENTS do not include any pledge, the choice of law of the State of New York, United States of America as the governing law of the DOCUMENTS will be upheld as a valid choice of law by the courts of Brazil. If the DOCUMENTS are sought to be enforced in Brazil in accordance with the laws of the State of New York, United States of America, the courts of competent jurisdiction in Brazil would recognize the choice of law and apply the laws of the State of New York, United States of America, in the terms of the Article 9 of the Decree-Law n. 4.657 as of September 4th, 1942, ("Lei de Introducao ao Codigo Civil").

            (7) Our opinions set forth above are subject to the following qualifications and limitations:

                        (a) We do not express any opinion with respect to the
            law of any jurisdiction other than the laws of Brazil. Without limiting the generality of the foregoing, we express no opinion concerning the laws of any other jurisdiction in which any party related to the Documents may be located or in which enforcement of the Documents may be sought which limits the amount of interest that may be legally charged or collected.

                                  We hereby consent to the filing of this
opinion as an exhibit to the Registration Statement No. 333-101188.

                                  Very truly yours,


                                  CORVO ADVOGADOS
                                  LUIZ R. CORVO, SENIOR PARTNER